NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Updates Progress on
the Montana Tunnel Mine Joint Venture

Denver, Colorado - January 8, 2007 - Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG) (AMEX: AGT) is pleased to report on the progress of the open-pit wall remediation work and the development of the new ramp system at its Montana Tunnels Mine (the “Mine” or “MTM”), near Helena, Montana.

As previously announced, on August 1, 2006, Apollo entered into a joint venture (the “JV Agreement”) with Elkhorn Tunnels, LLC (“Elkhorn”), an affiliate of Calim Private Equity LLC (“Calim”), in respect of the Company’s Montana Tunnels Mine. The JV Agreement calls for Elkhorn to earn up to a 50% interest in the Mine by contributing $13 million over a five-month period, with monies being contributed on a weekly basis. As of December 31, 2006 Elkhorn had contributed $9.27 million and as of January 4, 2007 this contribution had risen to a total of $11.0 million.

The parties agreed to amend the JV Agreement effective December 31, 2006. Effective as of that date, Elkhorn has informed MTM that it would complete the full funding of its Initial Contribution, and the parties have memorialized that obligation by amending the JV Agreement and by Elkhorn executing a promissory note to evidence its obligation to complete the full funding of its Initial Contribution. The general terms of the short-term note contemplate full payment during January 2007 in the amount of $3.73 million. The final amount now due on the note, after the most recent contributions, is $2 million.

The Mine commenced the remediation program on August 10, 2006 with the hiring of key maintenance personnel to repair the mobile equipment fleet followed by the hiring of mine operating personnel during the first week of September 2006. On September 10, 2006, the first bench was blasted and waste rock removal began along with the construction of a new ramp access to the open-pit ore reserves. To date, we have excavated approximately 6 million tons and are currently working on the ramp system below switchback # 4 which is 100 feet from accessing the open pit bottom and the ore body. (See remediation work progress slides on the Apollo Gold web site at www.apollogold.com). Upon reaching the open pit bottom during January 2007, we intend to proceed to move waste material which will expose the ore body. This primary waste moving project is projected to wind down by late February. Mill personnel have been hired to begin maintenance work in preparation for the mill start up currently estimated at late February or early March 2007.

David Russell, President and CEO of Apollo, said, “I am very happy with the remediation progress at the Mine and am looking forward to the mill start up. We have a solid management team at the mine headed up by the VP & General Manager, Tim Smith and the JV arrangement with Elkhorn is working well and we are optimistic that with Elkhorn fulfilling its contribution we will bring the mine back into production thus allowing our shareholders the opportunity to participate in the prevailing high metal price environment and producing a positive cash flow in 2007.”

Since the Mine entered production in 1987, it has produced 1,500,000 ounces of gold, 28,000,000 ounces of silver, 390 million pounds of lead and over 1 billion pounds of zinc. The following is the most recent information on reserves at the Mine as reported in Apollo’s Form 10-K filed with the Securities and Exchange Commission for the year ended, December 31, 2005: 33,241,000 tons of ore with gold grades of 0.016 ounces per ton; silver grades of 0.212 ounces per ton; lead grades of 0.185 % and zinc grades of 0.598 % for total gold reserve ounces of 535,900.

Elkhorn is an affiliate of Calim, a Colorado-based private equity firm. Calim Managing Director Patrick Imeson stated, “We are very pleased with the quick start-up at the Mine and progress to date and believe the Mine to be a great asset with capable management. Our strategy is to search out niches where we can develop undervalued opportunities, that larger players in an industry have overlooked or are unable to exploit, and Montana Tunnels is such an asset and we look forward to the successful completion of the remediation project and the Mine going back into production.”

Apollo Gold Corporation

Apollo is a gold mining and exploration company with a mine as described above as the Montana Tunnels Mine, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa Project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Calim Private Equity, LLC

Colorado-based, Calim Private Equity LLC focuses on investment and company development opportunities created by new technologies, expanding markets or underdeveloped assets.
Contact Information:
Apollo Gold Corporation
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS
This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding the commencement of milling operations, planned remediation activities (including, without limitation, when we will reach the bottom of the open pit, and removal of waste material), financial contributions by Elkhorn, the ability of the Company to effectively remediate the east wall instability problems affecting the Montana Tunnels Mine, to otherwise successfully effect the remediation program for the Montana Tunnels Mine, to bring the Mine back into production in 2007 and generate positive cash flow, and statements respecting reserves with respect or relating to the Montana Tunnels Mine are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: additional operational and remediation problems at the Montana Tunnels Mine, the failure of Elkhorn to make the expected contributions under the JV agreement, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold, zinc or lead prices, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

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PHONE: 720.886.9656 ● FAX: 720.482.0957